Exhibit 99.1

NEWS RELEASE
	Contacts:	G. Janelle Frost, EVP & CFO AMERISAFE, Inc. 337-463-9052
Ken Dennard, Managing Partner Karen Roan, Sr. VP DRG&E / 713-529-6600

FOR IMMEDIATE RELEASE

AMERISAFE ANNOUNCES 2009 SECOND QUARTER RESULTS

DeRidder, LA – August 5, 2009 – AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of high hazard workers’ compensation insurance, today announced results for the second quarter ended June 30, 2009.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Gross premiums written	$72,537	$85,995	$151,966	$166,972

Net income	13,701	12,827	24,763	24,750
Net combined ratio	83.3%	85.4%	86.0%	86.3%
Return on average equity	18.6%	20.6%	17.0%	20.3%

Net income in the second quarter was $13.7 million compared to net income of $12.8 million in the 2008 second quarter, an increase of 6.8%. Pre-tax income for the second quarter of 2009 included $5.2 million of favorable prior year loss development and $541,000 in expenses related to a recently completed corporate governance review. Pre-tax income for the second quarter of 2008 had $2.8 million of favorable prior year development and income of $991,000 from a reinsurance commutation. Return on average equity for the 2009 second quarter was 18.6% compared to 20.6% for the same period in 2008.

Gross premiums written in the second quarter of 2009 were $72.5 million, a decrease of 15.6%, compared to $86.0 million in the second quarter of 2008. The decrease was the result of decreased voluntary premiums written in the quarter as well as decreased audit premium for policies written in prior periods. Net investment income was $7.0 million for the second quarter of 2009, compared to $7.4 million for the second quarter of 2008. Second quarter revenues totaled $73.5 million, a decrease of 7.9%, compared to revenues of $79.8 million in the prior year period.

Net income for the first half of 2009 and for the first half of 2008 was $24.8 million. First half 2009 pre-tax income included $6.4 million of favorable prior year loss development, expenses of $709,000 related to the corporate governance review and income of $344,000 from a reinsurance commutation. First half 2008 pre-tax income included $4.5 million of favorable prior year loss development and income of $991,000 from reinsurance commutations. Net investment income decreased to $14.4 million for the six months ended June 30, 2009, from $15.2 million for the same period in 2008, a decrease of 5.7%. The Company’s return on average equity was 17.0% for the first half of 2009 compared to 20.3% for first half of 2008.

For the six months ended June 30, 2009, gross premiums written totaled $152.0 million, a 9.0% decrease from gross premiums written of $167.0 million for the same period in 2008. Revenues for the first half of 2009 totaled $151.0 million, a 6.8% decrease from revenues of $162.1 million for the first six months of 2008.

In the second quarter of 2009, diluted earnings per share allocable to common shareholders were $0.67 compared to $0.63 in the same period of 2008. Weighted average diluted shares outstanding for the second quarter of 2009 totaled 19,242,089 shares compared to 19,091,675 shares in the second quarter of 2008.

In the first six months of 2009, diluted earnings per share allocable to common shareholders were $1.21 compared to $1.22 in the same period of 2008. Weighted average diluted shares outstanding for the first half of 2009 totaled 19,237,286 shares compared to 19,060,673 shares in the first half of 2008.

The net combined ratio for the second quarter of 2009 was 83.3% compared to 85.4% for the same period in 2008. Loss and loss adjustment expenses for the second quarter of 2009 were $40.2 million, or 61.1% of net premiums earned, compared to $47.3 million, or 65.6% of net premiums earned, for the same period in 2008. Total underwriting expenses for the second quarter of 2009 were $14.5 million, or 22.0% of net premiums earned, compared to $14.1 million, or 19.6% of net premiums earned, for the second quarter 2008. Total underwriting expenses for the quarter included $541,000 for the corporate governance review and $310,000 for updated forfeiture assumptions for certain stock options.

The net combined ratio for the first half of 2009 was 86.0% compared to 86.3% for the same period in 2008. Loss and loss adjustment expenses for the first six months of 2009 were $87.3 million, or 64.3% of net premiums earned, compared to $97.2 million, or 66.4% of net premiums earned, for the same period in 2008. Total underwriting expenses for the first half of 2009 were $29.2 million, or 21.5% of net premiums earned, compared to $28.7 million, or 19.6% of net premiums earned, for the first half of 2008. Total underwriting expenses for the quarter included $709,000 for the corporate governance review and $310,000 for updated forfeiture assumptions for certain stock options.

Commenting on these results, Allen Bradley, AMERISAFE’s Chairman, President and Chief Executive Officer, stated, “Considering current economic and market conditions, we are pleased to report our second quarter results. Amerisafe generated a solid combined ratio and return on equity for our shareholders. Further, we believe that our commitments to pricing discipline, stringent risk selection, intensive safety services, personalized claims adjudication and effective expense management are essential to maintaining these financial results. While the remainder of 2009 will certainly be challenging, Amerisafe will remain steadfast in our focus on delivering outstanding shareholder returns.”

2009 Outlook

AMERISAFE’s overall financial objective is to produce a return on equity of at least 15% over the long-term while maintaining optimal operating leverage in its insurance subsidiaries that is commensurate with the its A. M. Best rating of “A-” (Excellent).

Conference Call Information

AMERISAFE has scheduled a conference call for August 6, 2009, at 10:00 a.m. Eastern Time. To participate in the conference call dial 480-629-9867 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through August 13, 2009. To access the replay, dial 303-590-3000 and use the pass code 4116637#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, agriculture, logging, oil and gas, maritime and sawmills. AMERISAFE actively markets workers’ compensation insurance in 30 states and the District of Columbia. The Company’s financial strength rating is “A-” (Excellent) by A.M. Best.

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including, but not limited to, the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2008. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(unaudited)
Revenues:
Gross premiums written	$72,537	$85,995	$151,966	$166,972
Ceded premiums written	(4,870)	(4,666)	(10,064)	(9,456)

Net premiums written	$67,667	$81,329	$141,902	$157,516

Net premiums earned	$65,792	$72,143	$135,793	$146,443
Net investment income	6,982	7,405	14,354	15,222
Net realized gains on investments	17	53	43	61
Fee and other income	705	229	841	370

Total revenues	73,496	79,830	151,031	162,096

Expenses:
Loss and loss adjustment expenses incurred	40,219	47,317	87,289	97,245
Underwriting and other operating costs	14,475	14,149	29,243	28,663
Interest expense	383	657	994	1,426
Policyholder dividends	141	122	322	438

Total expenses	55,218	62,245	117,848	127,772

Income before taxes	18,278	17,585	33,183	34,324
Income tax expense	4,577	4,758	8,420	9,574

Net income	$13,701	$12,827	$24,763	$24,750

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(unaudited)
Basic EPS:
Net income available to common shareholders	$13,701	$12,827	$24,763	$24,750

Portion allocable to common shareholders	94.1%	94.0%	94.1%	94.0%

Net income allocable to common shareholders	$12,887	$12,057	$23,292	$23,265

Basic weighted average common shares	18,855,200	18,809,250	18,850,168	18,803,805
Basic earnings per share	$0.68	$0.64	$1.24	$1.24

Diluted EPS:
Net income allocable to common shareholders	$12,887	$12,057	$23,292	$23,265

Diluted weighted average common shares:
Weighted average common shares	18,855,200	18,809,250	18,850,168	18,803,805
Stock options	375,937	275,674	377,930	240,807
Restricted stock	10,952	6,751	9,188	16,061

Diluted weighted average common shares	19,242,089	19,091,675	19,237,286	19,060,673

Diluted earnings per common share	$0.67	$0.63	$1.21	$1.22

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	June 30, 2009	December 31, 2008
	(unaudited)
Assets
Investments	$726,938	$704,732
Cash and cash equivalents	82,151	95,241
Amounts recoverable from reinsurers	80,149	67,763
Premiums receivable, net	181,555	156,567
Deferred income taxes	32,929	33,580
Deferred policy acquisition costs	20,252	20,289
Deferred charges	3,818	3,381
Other assets	29,404	26,280

	$1,157,196	$1,107,833

Liabilities, redeemable preferred stock and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$545,353	$531,293
Unearned premiums	143,209	137,100
Insurance-related assessments	45,584	42,505
Subordinated debt securities	36,090	36,090
Other liabilities	83,687	82,573

Redeemable preferred stock	25,000	25,000

Total shareholders’ equity	278,273	253,272

Total liabilities, redeemable preferred stock and shareholders’ equity	$1,157,196	$1,107,833

AMERISAFE, INC. AND SUBSIDIARIES

Selected Insurance Ratios

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(unaudited)
Current accident year loss ratio (1)	69.0%	69.5%	69.0%	69.5%
Prior accident year loss ratio (2)	(7.9)%	(3.9)%	(4.7)%	(3.1)%

Net loss ratio	61.1%	65.6%	64.3%	66.4%

Net underwriting expense ratio (3)	22.0%	19.6%	21.5%	19.6%
Net dividend ratio (4)	0.2%	0.2%	0.2%	0.3%
Net combined ratio (5)	83.3%	85.4%	86.0%	86.3%
Return on average equity (6)	18.6%	20.6%	17.0%	20.3%

(1)	The current accident year loss ratio is calculated by dividing loss and loss adjustment expenses incurred for the current accident year by the current year’s net premiums earned.
(2)	The prior accident year loss ratio is calculated by dividing the change in loss and loss adjustment expenses incurred for prior accident years by the current year’s net premiums earned.
(3)	The net underwriting expense ratio is calculated by dividing underwriting and certain other operating costs by the current year’s net premiums earned.
(4)	The net dividend ratio is calculated by dividing policyholder dividends by the current year’s net premiums earned.
(5)	The net combined ratio is the sum of the net loss ratio, the net underwriting expense ratio and the net dividend ratio.
(6)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity, including redeemable preferred stock for the applicable period.